Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brink’s Home Security Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-154967) on Form S-8 of our report dated March 31, 2009, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Brink’s Home Security Holdings, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2008, incorporated herein by reference.

Our audit report dated March 31, 2009, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Brink’s Home Security Holdings, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2008, refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006.

/s/ KPMG LLP

Dallas, Texas

March 31, 2009